Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners
Crosstex Energy, L.P.:

We consent to the incorporation by reference in the registration statements No. 333-116538, 333-128282, 333-134712 and 333-135951 on Forms S-3 and Forms S-8 of Crosstex Energy, L.P. and subsidiaries (No. 333-107025 and 333-127645) of our reports dated February 29, 2008, with respect to the consolidated balance sheets of Crosstex Energy, L.P. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in partners’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Crosstex Energy, L.P. and subsidiaries.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2006, Crosstex Energy, L.P. and subsidiaries adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment.

KPMG LLP

Dallas, Texas
February 29, 2008